SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Enzo Biochem, Inc.

(Name of Registrant as Specified In Its Charter)

Harbert Discovery Fund, LP
Harbert Discovery Co-Investment Fund I, LP
Harbert Discovery Fund GP, LLC

Harbert Discovery Co-Investment Fund I GP, LLC

Harbert Fund Advisors, Inc.

Harbert Management Corporation

Jack Bryant

Kenan Lucas

Raymond Harbert

Fabian Blank

Peter J. Clemens, IV

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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All Three Proxy Advisory Firms Recommend Shareholders Vote FOR Change to the Board of Enzo Biochem on the Blue Card

Egan Jones Recommends FOR Both Harbert Discovery Fund Nominees

ISS, Glass Lewis and Egan Jones Have Now All Recommended Shareholders Vote on HDF’s BLUE Card

Leading Independent Advisory Firms Have Unanimously Supported the Case for Change Laid out by HDF and Highlighted Enzo’s String of Broken Promises

Egan Jones Highlights that Enzo has had Sufficient Time to Break the “Status Quo of Financial Failure” But Has “Engaged in Misconstrued Decisions”

HDF Urges Enzo Shareholders to Vote FOR HDF’s Highly-Qualified Independent Nominees Fabian Blank and Peter Clemens on the BLUE Proxy Card Today

Birmingham, AL, January 21, 2020 – Harbert Discovery Fund, LP and Harbert Discovery Co-Investment Fund I, LP (collectively “HDF”), the beneficial owners of more than 11.8% of the outstanding shares of Enzo Biochem, Inc. (NYSE: ENZ) (“Enzo” or the “Company”), today announced that Egan-Jones Proxy Services (“Egan-Jones”) has recommended shareholders vote for both HDF nominees on the Blue proxy card. All three leading proxy advisors – Egan-Jones, Glass, Lewis and Co. (“Glass Lewis”) and Institutional Shareholder Services Inc. (“ISS”) – have now supported HDF’s case for change at Enzo.

In its report, Egan-Jones highlights the need for change at the Company, its track record of underperformance and corporate governance issues, as well as the qualifications of HDF’s nominees1:

•	“We believe that voting FOR the Harbert nominees is in the best interest of the Company and its shareholders.”

•	“We believe that there is a validated need for change, as evidenced by the Company’s financial and operational underperformance, which have translated to value destruction for the past years.”

•	“In our view, the shareholders have given the Company a considerable time to break the status quo of financial failure, however, the Board and management have engaged in misconstrued decisions, leading to broken promises to fix the Company’s current state.”

•	“We believe that there is a compelling need to alter the Company’s corporate governance structure and practices in order to protect the interests of the shareholders in the future.”

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1 Permission to quote third parties neither sought nor obtained. Emphasis added.

•	“We believe that the addition of the Harbert nominees will endow the Board not only with the right mix of skills, qualifications and experience, but will also bring forward fresh perspectives to execute the appropriate strategy to unlock and maximize shareholder value.”

•	“Given the slate of nominees, the nominees appear qualified, and we recommend that clients vote FOR the nominees on the BLUE proxy card.”

Previously, ISS also recommended voting on HDF’s card, stating:

•	“The dissident has made a compelling case that board change is warranted, as evidenced by operational deterioration, prolonged absolute and relative TSR underperformance, and substandard corporate governance.”

•	“ENZ has a history of broken promises, as evidenced by the AmpiProbe development history.”

•	“There are also board independence concerns, including the combined CEO/chairman role, the fact that 40 percent of the board is non-independent, and the family and professional relationships between Rabbani, Weiner, and Hanna.”

Glass Lewis found numerous reasons for urgent concern regarding the future of Enzo in its recommendation for both HDF nominees:

•	“[W]e are ultimately inclined to conclude Harbert…submits the much stronger fundamental case.”

•	“Disconcertingly, investors hoping to see a bold response steeped in critical measures of operational progress have instead been greeted by what we consider to be a fairly loosely structured narrative functionally ripped from Enzo's last battle, including rehashed promises of pending value generation.”

•	“On balance, we consider the yield on our review is fairly straightforward…the Company has underperformed every benchmark over every period, in all cases by no less than roughly 32%.”

•	“[T]here remain a raft of other governance factors that we consider reflect poorly on Enzo and the board's general willingness to undertake proactive -- as opposed to reactive -- change.”

Kenan Lucas, Managing Director and Portfolio Manager of HDF, commented on the news, stating: “We believe that unanimous recommendations for change from all three proxy advisory firms sends a clear message: the status quo is no longer acceptable at Enzo and fresh, independent voices are needed in the boardroom. Our nominees, Fabian Blank and Peter Clemens, have the right experience and skillsets to help Enzo become more than a story of broken promises, and to end the prolonged history of underperformance. We encourage any shareholder who cares about the future of their investment to vote today for both of HDF’s nominees.”

Please visit our website at www.cureenzo.com to learn more.

Important Information about Participants in a Proxy Solicitation:

Harbert Discovery Fund, LP (“Harbert Discovery”), Harbert Discovery Fund GP, LLC (“Harbert Discovery GP”), Harbert Discovery Co-Investment Fund I, LP (“Harbert Discovery Co-Investment” and together with Harbert Discovery, the “Discovery Funds”), Harbert Discovery Co-Investment Fund I GP, LLC (“Harbert Discovery Co-Investment GP”), Harbert Fund Advisors, Inc. (“HFA”), Harbert Management Corporation (“HMC”), Jack Bryant (“Mr. Bryant”), Raymond Harbert (“Mr. Harbert”) and Kenan Lucas (“Mr. Lucas” and together with Harbert Discovery, Harbert Discovery GP, Harbert Discovery Co-Investment, Harbert Discovery Co-Investment GP, HFA, HMC and Messrs. Bryant and Harbert, the “Harbert Discovery Parties”) (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders of Enzo Biochem, Inc. (the “Company”) in connection with the annual meeting of shareholders of the Company (the “Annual Meeting”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants in respect of the Annual Meeting, as they contain important information, including additional information related to the Participants, their nominees for election to the board of directors of the Company and the Annual Meeting. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company’s shareholders and are, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ and are available upon request from the Participants’ proxy solicitor, Okapi Partners, by calling (888) 758-6707 (banks and brokers call collect (212) 297-0720).

Additional information about the Participants can be found on the Definitive Proxy Statement filed by the Participants on December 6, 2019.

About Harbert Discovery Fund (HDF)

HDF invests in a concentrated portfolio of publicly traded small capitalization companies in the US and Canada. We perform significant due diligence on each portfolio company prior to investing. In addition to researching all publicly available information and meeting with management, our diligence includes substantial primary research with industry experts, consultants, bankers, customers and competitors. We often spend months or years researching ideas before making an investment decision and we only invest in companies that we believe are significantly undervalued, and where there is the potential for change to enhance or accelerate value creation. In an effort to unlock this potential value, we seek to work directly with the boards and management teams of our portfolio companies privately and collaboratively, engaging with them on a range of factors including governance, board composition, corporate strategy, capital allocation, strategic alternatives and operations. We have effected positive, fundamental changes at our current and past investments through this behind-the-scenes, constructive approach. HDF currently has board representation at three of our portfolio companies. In each case, changes to the board were agreed upon privately and it is our strong preference in every investment to avoid the unnecessary distractions and costs of a public proxy campaign.

About Harbert Management Corporation (HMC)

HMC is an alternative asset management firm with approximately $7.0 billion in regulatory assets under management as of December 31, 2019. HMC currently sponsors nine distinct investment strategies with dedicated investment teams. Additional information about HMC can be found at www.harbert.net.

Contacts

Investor Contact

Okapi Partners LLC

Bruce Goldfarb / Chuck Garske / Jason Alexander, 212-297-0720

info@okapipartners.com

Media Contact

Sloane & Company

Dan Zacchei / Sarah Braunstein, 212-486-9500

dzacchei@sloanepr.com / sbraunstein@sloanepr.com